UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Amerityre Corporation

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Message to our Shareholders from our Chief Executive Officer:

Dear Shareholder

The recently completed fiscal year 2020 was a difficult but successful year for Amerityre. As I reflect on the various challenges we encountered this year, and those we continue to face in our business, I can’t help but remember how far Amerityre has come over the past five years. The implemented changes to our business strategies and our practices enabled us to enter new markets, develop new products, and become a more efficient, profitable and financially stronger company. We successfully navigated challenges such as low farm commodity pricing, tariffs, adverse exchange rates, increased competition in our markets, and the COVID-19 pandemic. This year, based on the results of the first three quarters of fiscal year 2020, Amerityre was on track for an historic performance in the areas of revenue growth and profitability. The COVID-19 pandemic adversely affected our fiscal 4th quarter results and dampened the sales momentum we had enjoyed during the first 9 months of the fiscal year. Amerityre remained open for business as a supplier to essential businesses and, due to the heroic efforts of our employees, we were able to successfully fulfill our obligations to customers while remaining healthy. Despite significantly lower revenues in the fiscal 4th quarter compared to pre-pandemic levels, we were still able to post a record annual net profit figure (positive net income before preferred dividends) on an approximate 10% increase in annual sales compared to fiscal year 2019.

We are cautiously optimistic that the worst is behind us in terms of depressed market conditions, but we also recognize that the effects of the pandemic on our markets and customers will likely continue to remain for an extended period. That said, I continue to see great potential opportunities for Amerityre going forward in all of our markets. We have the best performing and highest quality polyurethane foam tire in the market, which allows us to position ourselves as a premium product in market segments such as bike tires, golf car tires, and industrial vehicle tires. We continue to gain traction in the lawn/garden and agricultural market segments with our ElastothaneTM 500 formulation, which provides superior abrasion resistance and durability in these applications. Consistent with our long-standing reputation for providing custom tire solutions, we continue to work with existing and new customers on new applications that we believe will lead to higher future revenue.

Consistent with our strategy in previous years, we continue to pursue relationships with larger partners with established sales and distribution channels for our products, as well as OEM partners. The COVID-19 pandemic hindered our progress in these areas. Given our portfolio of proprietary formulations and superior tire offerings in various market segments, I expect our future sales to continue to grow. A partnership with a strong partner who can leverage Amerityre’s product line and other intellectual property would accelerate this growth. That said, there remain potential strong headwinds in the form of the COVID-19 pandemic, government tariffs on imported materials, and early signs of a weakening economy. We intend to continue to exhibit financial discipline and to maintain efficient operation practices. Our focus on solid business execution will enable Amerityre to successfully grow our business despite these potentially adverse business conditions.

Our annual meeting will be held on December 2nd, 2020. This year, due to the COVID-19 pandemic, we will be hosting a virtual annual meeting. Our shareholder presentation will be presented online with an opportunity to ask questions at the conclusion of the presentation. This new format will not only meet recommended state guidelines for maintaining physical distancing, but hopefully give shareholders who have been unable to travel to Boulder City for the meeting in the past an opportunity to participate. I welcome all shareholders to attend this virtual meeting and hear firsthand the improvements we have made to the business.

As always, I appreciate the support of our shareholders over the past 5 years and your trust in our plan to improve Amerityre. Please continue your support by reviewing and completing your proxy ballot. I look forward to speaking with you at the upcoming annual meeting.

Sincerely Yours.

Michael Sullivan

CEO

Amerityre Corporation

AMERITYRE CORPORATION

1501 Industrial Road

Boulder City, Nevada 89005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WENDESDAY, DECEMBER 2, 2020

TO THE STOCKHOLDERS OF AMERITYRE CORPORATION:

The Annual Meeting of the Stockholders (the “Annual Meeting”) of Amerityre Corporation (the “Company” or “Amerityre”) will be held on Wednesday, December 2, 2020 at 10:00 am, Pacific Time. The Annual Meeting will be a virtual-only meeting to be held as an audio webcast which will be accessible by visiting https://www.issuerdirect.com/virtual-event/amty. You will not be able to attend the Annual Meeting in person.

At the Annual Meeting, the items to be voted on are:

Proposals		Vote Required	Broker Discretionary Vote Allowed	Effect of Abstentions and Broker Non-Votes on the Proposal

(1)	Elect members of the Board of Directors to serve for a one-year term expiring at the next annual meeting of the stockholders; and	Plurality	No	None

(2)	Ratify the selection of Haynie & Company PC as the Company’s independent auditor for the Company’s fiscal year ending June 30, 2021.	Majority of the votes cast	Yes	None

The foregoing matters are described in more detail in the accompanying Proxy Statement.

Only stockholders of record at the close of business on October 5, 2020 (the “record date”), are entitled to notice of and to vote at the annual meeting.

For the annual meeting, instead of mailing a printed copy of our proxy materials (including our annual report) to each stockholder of record, we are providing access to these materials via the Internet. Accordingly, on October 23, 2020, we began mailing a notice of Internet availability of proxy materials (the “notice”) to all stockholders of record as of October 5, 2020, and posted our proxy materials on the website as described in the notice. As explained in greater detail in the notice, all stockholders may access our proxy materials on our website or may request a printed set of our proxy materials. In addition, the notice and website provide information on how to request all future proxy materials in printed form or electronically.

This year, our Annual Meeting will be accessible through the Internet. To participate in our Annual Meeting, including casting your vote during the meeting, access the meeting website at https://www.issuerdirect.com/virtual-event/amty and enter your shareholder information provided on your ballot or proxy information previously mailed to you.

Your vote is important. If you wish to have your shares voted, please vote as soon as possible, whether online or by returning a proxy card sent to you in response to your request for printed proxy materials.

Holders of more than 50 percent of the Company’s 70,172,868 issued and outstanding shares of common stock must be represented at the annual meeting to constitute a quorum for conducting business.  The affirmative vote of a plurality of the voting power represented by shares at the annual meeting in person or by proxy and entitled to vote on the proposal will be required for the election of directors (proposal 1) assuming that a quorum is present or represented at the annual meeting. The affirmative vote of a majority of the voting power represented by shares at the annual meeting in person or by proxy and entitled to vote on the proposal will be required for approval of proposal 2, assuming that a quorum is present or represented at the annual meeting.

The attendance at and/or vote of each stockholder at the annual meeting is important and each stockholder is encouraged to attend.

Amerityre Corporation

By order of the board of directors

/s/ Michael F. Sullivan

Michael F. Sullivan, Chief Executive Officer

Boulder City, Nevada

Dated:  October 23, 2020

AMERITYRE CORPORATION

1501 Industrial Road

Boulder City, Nevada 89005

PROXY STATEMENT

IMPORTANT

If your shares are held in the name of a brokerage firm, nominee, or other institution, you are considered the beneficial owner of shares held in street name.  As the beneficial owner, you have the right to direct your broker, nominee or other institution how to vote your shares.  However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. Please promptly contact the person responsible for your account and give instructions for your shares to be voted.

The Company’s offices and plant are located 1501 Industrial Road, Boulder City, Nevada, 89005.

QUESTIONS & ANSWERS:

VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

Why is this year’s annual meeting being held in a virtual-only format?

Our preference is to have held an in-person annual meeting of shareholders. However, due to public health concerns resulting from the coronavirus (COVID-19), and the related protocols that federal, state, and local governments have implemented, our Board of Directors has determined to hold our annual meeting solely by means of remote communication via webcast. This is often referred to as a “virtual annual meeting.” The webcast will allow all shareholders to join the meeting, regardless of location. As with an in-person meeting, you will be able to vote and ask questions during the meeting. Our decision to hold the annual meeting in a virtual format relates only to the 2020 Annual Meeting at this time, however the Board of Directors may decide to continue this format or introduce it as an option for subsequent meetings of the shareholder.

How can I participate in the annual meeting?

This year’s annual meeting will be conducted via live webcast. All holders of our common stock as of the record date (October 5, 2020), and persons holding valid proxies from these shareholders are invited to attend our annual meeting.

You can join the annual meeting by accessing the meeting URL at https://www.issuerdirect.com/virtual-event/amty and entering in your shareholder information provided on your ballot or proxy information previously mailed to you.

The annual meeting is scheduled to begin at 10:00 am, Pacific Time on December 2, 2020. Online access will be available prior to the meeting for your to obtain shareholder information for your information and to vote your shares should you not have done so previously. We encourage you to access the meeting webcast prior to the start time.

Rules for the virtual meeting will be no different that if it was in person, professional conduct is appreciated and all Q&A sessions will be conducted at the right time during the meeting.

How can I ask questions?

You can submit questions in writing to the virtual meeting website during the annual meeting in the Q&A tab on the virtual platform. You must first join the meeting as described above in “How can I participate in the annual meeting?” no questions will be taken in any other manner the day of the meeting.

We intend to answer as many questions that pertain to company matters, as time allows during the meeting. Questions that are substantially similar may be grouped and or not answers to insure we are able to answer every question in this virtual format.

Will I be able to vote my shares during the annual meeting?

Shareholders of record as of the record date (October 5, 2020), and persons holding valid proxies can login using a Control ID and to Request ID at https://iproxydirect.com/amty.

Voting will remain open through the meeting. Shareholders will need their control number and request IDs to cast their votes.

How to vote your shares

Mail:    up to 7 days before;

Phone:  up until 1 hour before meeting time;

Fax:      up until 1 hour before meeting time; and,

Online: will remain open through the meeting.

What if I have technical difficulties or trouble accessing the annual meeting webcast?

We encourage you to test your computer and internet browser prior to the meeting. If your experience technical difficulties, please visit the help pages found at https://www.webcaster4.com/Support.

PROPOSAL NO. 1

ELECTION OF BOARD OF DIRECTORS

The following table sets forth the name, age and year first elected of each director of the Company:

Name of Current Director	Age	Director Since
Michael F. Sullivan (1)	55	December 2014
Terry Gilland	73	January 2015
George Stoddard	79	December 2016
David Clark	60	December 2016
David Hollister	54	December 2016

(1) Michael F. Sullivan was appointed Chairman of the Board of Directors on December 3, 2015.

The following persons have been nominated for re-election as directors of the Company:

Michael F. Sullivan	Terry Gilland

George Stoddard	David Hollister

David Clark

Certain biographical information with respect to the nominees for director is set forth below.  Each director, if elected by the stockholders, will serve until our 2021 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.  Vacancies on the Board of Directors during the year may be filled by the majority vote of the directors in office at the time of the vacancy without action by the stockholders.

Biographical Information on Nominees

Michael F. Sullivan was appointed CEO of Amerityre in April 2015. He joined Amerityre in May 2014 as a consultant and was appointed COO in December 2014. He has over 34 years of international and domestic experience in Engineering and Operations management.  He has served in a variety of senior operating roles for companies in the medical device, chemical, catalyst, metal coating, and consulting industries.  Mr. Sullivan holds a BSE in Chemical Engineering from the University of Pennsylvania and an MBA in Finance and Marketing from the Haas School of Business at UC Berkeley. He has been a director of Amerityre since December 2014.

We believe that Mr. Sullivan’s qualifications to serve on the Board of Directors include his current leadership of the Company in addition to his engineering and operations management background.

Terry Gilland is a Certified Public Accountant with over 40 years of experience in finance, accounting and auditing.  Mr. Gilland was appointed to the Board of Directors and assumed the Audit Committee Chair position in January 2015.  Mr. Gilland has a Bachelor of Science and Master’s in Accounting from the University of Missouri and is a Nevada CPA.  From 2008 – 2013 and 1972 - 2000 Mr. Gilland was a partner in the McGladrey LLP Las Vegas, NV and the Des Moines, IA office with clients in a variety of industries including construction, manufacturing, retail, legal, and advertisement.  From 2000 – 2008 Mr. Gilland was President of Taylor Construction Group, a large general contractor ($300 million in revenues) with offices in De Moines and Cedar Rapids, IA, Kansas City, Denver and San Diego.  During Mr. Gilland’s time with Taylor Construction, he dealt with Bankers and Surety companies and was responsible for all of the businesses owned by Taylor.  He has been a director since January 2015.

We believe that Mr. Gilland’s qualifications to serve on the Board of Directors include his extensive SEC and GAAP reporting skillset as well as his financing connections in Southern Nevada.

George Stoddard has over 45 years’ experience buying, growing and fine-tuning business and investments for maximum profit and efficiency.  From 1968 - 2011 Mr. Stoddard was a business owner, including L.A. Time Distribution and Mobile Pipe Wrappers and Coaters, Inc., the last of which Mr. Stoddard grew from $218,000 in annual sales to over $6,000,000 in annual sales.  Mr. Stoddard retired in 2011.  Mr. Stoddard has an Associate of Arts degree from East Los Angeles College and attended Cal Poly Pomona majoring in Aerospace Engineering and Math.  Mr. Stoddard has been a director of Amerityre since December 2015.

We believe that Mr. Stoddard’s qualifications to serve on the Board of Directors include his general business and sales knowledge.

David Clark has 20 years of experience in start-up organizations spanning multiple industries.  Since 2010, Mr. Clark has been the principal at Clark Consulting Services, which provides various independent executive level services on a project basis.  From 2003 to 2010, Mr. Clark was the founder and Chief Executive Officer (“CEO”) of CommPartners, a voice over IP network and service provider.  Prior to CommPartners, Mr. Clark held various executive level positions in both start-up and advertising companies.  Mr. Clark has a BA in Mass Communications from Texas Tech University.  Mr. Clark has been a director of Amerityre since December 2016.

We believe that Mr. Clark’s qualification to serve on the Board of Directors include his marketing and advertising experience which will assist the Company with marketing strategy initiatives.

David Hollister has 25 years of experience working with companies in a variety of marketing and product development roles. Since 2011 he has been the principal at Hollister Interactive Group, LLC, which provides digital consulting services to companies across a range of industries such as Consumer Goods, Finance, Education, Fitness, Commercial Real Estate, and Hospitality. David works closely with clients to offer business strategy, ecommerce strategy, website design, and marketing strategy services. From 2008 to 2011 David was Vice President, Global Ecommerce for Perfect Fitness, a manufacturer of home exercise equipment, where he developed and implemented the company’s product strategy and ecommerce organization. Prior to Perfect Fitness, David held a variety of executive positions with companies such as Gap, Inc.’s Old Navy division, and Intuit. David has a B.S. in Aerospace Engineering from San Diego State University, and an M.B.A. from American University in Washington D.C.  Mr. Hollister has been a director of Amerityre since December 2015.

We believe that Mr. Hollister’s qualification to serve on the Board of Directors include his marketing and ecommerce experience. He will provide valuable insights as we continue to implement our e-commerce initiatives through our website.

Board Leadership Structure

We have chosen to combine the Chief Executive Officer and Board Chairman positions. We believe that this Board leadership structure is the most efficient for the Company to have one individual managing the overall strategy development process and the implementation of our marketing and growth initiatives. Mr. Michael Sullivan currently serves as both Chief Executive Officer of the Company and Chairman of the Board.

As discussed below, David Clark is an independent director. The Company considers him its lead independent director due to his various roles which include Board Secretary, Compensation Committee Chair and member of the Nominating Committee.

Director Independence

As of this filing, Mr. Sullivan is not deemed independent under the Nasdaq Listing Rules, because of his involvement as an officer or employee of the Company.

Directors Terry Gilland, George Stoddard, David Clark and David Hollister, are deemed to be independent under the definition of independence per Nasdaq Rule 5605(a)(2), which standard for independence has been adopted by the Company.  In addition, these directors meet the additional requirements for Audit Committee members under Nasdaq Rule 5605(c), not having participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and being able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement. See compensation tables below.

The Board’s Role in Risk Oversight

The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk. At least annually, the full Board reviews strategic risks and opportunities facing the Company. Certain other important categories of risk are assigned to the committees below (which are comprised mostly of independent directors) that report back to the full Board. In general, the committees oversee the following risks:

The Audit Committee oversees risks related to financial controls, capital structure of the enterprise (including borrowing, liquidity, allocation of capital, major capital transactions and expenditures), legal, regulatory and compliance risks, and the overall risk management governance structure and risk management function.

The Compensation Committee oversees the Company’s compensation programs to ensure they do not incentivize excessive risk-taking.

During fiscal year ended June 30, 2020 the full Board received reports from management on the most important strategic issues and risks facing the Company, as well as, reports regarding enterprise risk assessments and risk management practices.

The Board believes that its leadership structure supports the risk oversight function.  Additionally, as indicated above, certain important categories of risk are assigned to committees, consisting of mostly independent directors that receive, review and evaluate management reports on risk, thereby preserving the benefit of independent risk oversight along with full Board responsibility and review.

Communications with the Board of Directors

Stockholders can communicate directly with any of the Company’s directors, including its non-management directors, by sending a written communication to a director c/o Amerityre Corporation, 1501 Industrial Road, Boulder City, Nevada 89005. In addition, any party who has concerns about the accounting, internal controls or auditing matters, or potential violations of our Code of Conduct may send communications per the instructions on the Company’s website. Such communications may be confidential or anonymous.

Board committees and charters

The Board and its committees meet throughout the year and act by written consent from time to time as appropriate. The Board delegates various responsibilities and authority to its Board committees.

The following table identifies the current committee members:

Name	Audit	Compensation	Nominating
Michael F. Sullivan	X		[Chair]
Terry Gilland	[Chair]	X
George Stoddard		X
David Clark		[Chair]	X
David Hollister		X

Audit Committee

The Audit Committee includes Terry Gilland, Chairman, and Michael Sullivan. Terry Gilland is deemed to be independent in accordance with the independence standards under the Nasdaq Listing Rules.  Mr. Sullivan is not deemed independent under the Nasdaq Listing Rules, because he is the CEO of the Company. Our Board of Directors has determined that Mr. Gilland is an "audit committee financial expert" as defined under SEC regulations.  The tasks and responsibilities of the Audit Committee include (i) the review and discussion of the audited financial statements with management, (ii) discussing with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 114, as may be modified or supplemented, (iii) receiving from auditors disclosure regarding the auditors' Independence Standards Board Standard No. 1, as may be modified or supplemented, and (iv) approving the engagement of the auditors. The Audit Committee charter, which has been approved by the Board, is posted on our website at www.amerityre.com. The Audit Committee met four times during the fiscal year ended June 30, 2020.

Compensation Committee

Our Compensation Committee consists of Terry Gilland, George Stoddard, David Clark (chair) and David Hollister. All are deemed to be independent in accordance with the independence standards under the Nasdaq Listing Rules. The Compensation Committee is convened as necessary but at least once annually to review executive compensation and make recommendations regarding compensation to the full Board of Directors.  The Compensation Committee was convened one time during the fiscal year ended June 30, 2020. The Compensation Committee charter, which has been approved by the Board, is posted on our website at www.amerityre.com.

In determining the compensation of our Chief Executive Officer and our other executive officers, the Compensation Committee considers the financial condition and operational performance of the Company during the prior year. In determining the compensation for executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer and comparable market rates. However, due to financial constraints the Compensation Committee was required to develop compensation packages that were less cash-based and more equity based.

The Compensation Committee reviews the compensation practices of other companies, based in part on market survey data and other statistical data relating to executive compensation obtained through industry publications and other sources. The Compensation Committee does not seek to benchmark the Company’s compensation program directly with other publicly traded companies or other companies with which we may compete for potential executives, since some of these competitors are privately held companies for which executive compensation information is not available.

Nominating Committee

Our Nominating Committee included Michael F. Sullivan (chair) and David Clark.  Mr. Sullivan is not deemed independent under the Nasdaq Listing Rules, because he is the CEO of the Company.  The Nominating Committee is convened as necessary to consider and recommend potential nominees for directorships to the full Board of Directors.  The Nominating Committee did not meet during the fiscal year ended June 30, 2020 as all directors are up for reelection. The Nominating Committee charter, which has been approved by the Board is posted on our website at www.amerityre.com. Pursuant to the charter, the Nominating Committee will consider candidates for directorships proposed by any stockholder although there is no formal procedure for making such proposals. During the past 5 years there has been no stockholder -led proposals for nominees for director.

Director Diversity

While the Company does not have a formal policy on Board diversity, the Nominating Committee Charter specifically lists diversity among the criteria to be considered in selecting and recommending candidates for Board membership. We believe a diverse Board provides a valuable variety of backgrounds, professional experiences and perspectives which enhances the oversight and leadership of the Company.

Meetings of our Board of Directors

Our Board of Directors held eleven (11) meetings during the fiscal year ended June 30, 2020, all of which were conducted in person or by telephone conferencing.  Mr. Gilland attended less than 75 percent of all board and applicable committee meetings during the year; but all Board meetings maintained a quorum in able to conduct business. Directors and director nominees are expected to attend the Company’s Annual Meeting of Stockholders. All Board Members attended our prior year’s annual meeting held on December 4, 2019.

Directors’ Compensation

On December 4, 2019, after an analysis of the Company’s stock option expirations and in association with the Company’s desire to retain its Chief Executive Officer, the Board of Directors approved the termination of the 2017 Omnibus Stock Option and Award Plan (the “2017 Plan”). Any stock instrument available but unencumbered under this plan was also released.

On December 4, 2019, the Board of Directors adopted the 2019 Equity Incentive Plan (the “2019 Plan”) which contains provisions for up to 2,500,000 stock-based instruments to be granted to employees, consultants and directors.

On January 24, 2020, 460,000 shares of common stock were granted to the Company’s Board members as compensation for the term ending November 2020.  Each non-executive Board member received 93,750 shares, with the Audit Committee Chair receiving 156,250 shares and the Compensation Committee Chair receiving 116,250 shares.  The shares vest ratably on a monthly basis over the January 2020 – November 2020 period. Each share is valued at $0.02, the closing price per share of our common stock on January 24, 2020. As of June 30, 2020, 230,000 shares of common stock from these grants vested and were issued.

There was no cash granted to any Board member for their service as a Board member for the fiscal year ending June 30, 2020.

It is anticipated that Board member compensation will be provided for fiscal year 2021 Board members. The actual amount of compensation will be determined at the December 2020 Board meeting.

Vote Required

The affirmative vote of a plurality of the votes cast, in person or by proxy, at the Annual Meeting will be required for the election of Directors.  The Board of Directors recommends a vote “FOR” all the nominees.  It is intended that in the absence of contrary specifications, proxies will be voted for the election of the nominees named above.  However, under SEC regulations, broker non-votes will not be counted in the election of Directors. In the event any nominee is unable to serve, the proxies will be voted for a substitute nominee, if any, to be designated by the Board of Directors.  The Board of Directors has no reason to believe that any nominee will be unavailable.

PROPOSAL NO. 2

RATIFY THE SELECTION OF HAYNIE & COMPANY PC AS

THE COMPANY’S INDEPENDENT AUDITOR

The Board of Directors has selected Haynie & Company PC as the Company’s independent auditor for the fiscal year ending June 30, 2021.  To the knowledge of the Company, at no time has Haynie & Company PC had any direct or indirect financial interest in or any connection with the Company other than as independent public accountants.  It is anticipated that a representative of Haynie & Company PC will be available by telephone during the Annual Meeting to respond to appropriate questions if any arise.

Principal Accounting Fees and Services

All of the services provided and fees charged by Haynie & Company PC were approved by our Audit Committee. The following table shows the fees for professional services rendered by Haynie & Company PC for the years ended June 30, 2019 and June 30, 2020.

	Year Ended June, 2020 ($)	Year Ended June 30, 2019 ($)
Audit Fees (1)	64,500	63,306
Audit Related Fees	–	–
Tax Fees	4,500	4,500
All Other Fees	–	–
Total	69,000	67,806

(1)  Audit Fees – these fees relate to services rendered for the audits of our annual financial statements, review of our quarterly financial statements, and for other services that are normally provided by the auditor in connection with statutory or regulatory filings or engagements.

(2)   Audit related fees – these fees relate to audit related consulting.

(3)  The tax fees for fiscal year ended 2020 have yet been determined, as such services are still in progress.

The Audit Committee approved all of the above services prior to the commencement of work.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Committee”) assists the Board of Directors in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of our internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter, which is available on our website: http://www.amerityre.com.

The members of the Committee are Terry Gilland and Michael Sullivan, with only Mr. Gilland meeting the independence standards of Nasdaq’s Listing Rules.

The members of the Audit Committee reviewed and discussed with our management and Haynie & Company PC the audited financial statements contained in our annual report on Form 10-K for the fiscal year ended June 30, 2020, and also discussed with Haynie & Company PC the matters required to be discussed by Statement on Auditing Standards No. 114 (Communications with Audit Committees), as amended. The members of the Committee received from Haynie & Company PC the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based on their review of our audited financial statements, and on their discussion with our management and with Haynie & Company PC, the members of the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2020.

AUDIT COMMITTEE

/s/ Terry Gilland	/s/ Michael Sullivan
Terry Gilland	Michael Sullivan

Vote Required

Ratification of the Company’s independent auditor requires the approval of a majority of the votes cast at the Annual Meeting in person or by proxy, assuming that a quorum is present or represented at the Annual Meeting.  The Board of Directors recommends a vote “FOR” the ratification of the selection of Haynie & Company PC as the Company’s independent auditor for the fiscal year ending June 30, 2021. It is intended that in the absence of contrary specifications, proxies will be voted for the selection of Haynie & Company PC.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our officers as of September 30, 2020 and for the fiscal year ended June 30, 2020:

Name of Officer	Age	Position	Officer Since
Michael F. Sullivan (1)	55	Chief Executive Officer	April 2015
Lynda R. Keeton-Cardno	48	Chief Finance Officer	January 2015

(1) Michael F. Sullivan was first appointed Chief Operating Officer December 1, 2014; then appointed Chief Executive Officer April 1, 2015; and appointed Chairman of the Board December 3, 2015.

See above for Mr. Sullivan’s biography.

Lynda R. Keeton-Cardno was appointed as the Company’s Principal Financial and Accounting Officer, and Secretary/Treasurer on January 21, 2015.  Since, 2004 Ms. Keeton-Cardno has been the CEO/Managing Member of Lynda R. Keeton CPA, LLC, dba Keeton CPA, an accounting firm based in Henderson, Nevada which provides accounting, audit and consulting services to public and private companies.  Between January 1996 and April 2002 Ms. Keeton-Cardno worked for Arthur Andersen, LLP in Phoenix, Arizona and Las Vegas, Nevada in the audit and advisory and technology risk consulting divisions. Ms. Keeton-Cardno is a Nevada licensed certified public accountant and received her accounting degree from Arizona State University’s School of Business and Honor’s College.  In her various roles she has extensive background and experience in managing high performing accounting departments, filings with the SEC and work needed for review by the Public Companies Accounting Oversite Board.

Long Term Equity Incentives

Long term incentive awards are a key element of the Company’s total compensation package for individuals in significant positions of responsibility, including the members of our Board of Directors who are compensated entirely in Amerityre stock. Such awards were made under the 2017 and 2019 Plans and may in the future be made under the 2020 Equity Incentive Plan (the “2020 Plan”) to senior management and select employees who are key to the Company’s achievement of its long-term goals. The purpose of the 2020 Plan is to promote the long term growth and profitability of Amerityre by (i) providing certain officers and employees with incentives to maximize stockholder value, and (ii) enabling Amerityre to attract, retain and reward the best available persons for positions of responsibility. The2020 Plan provides for a variety of long-term awards including incentive or non-qualified stock options, restricted stock, and performance awards.

The Plan is administered by the Board unless and until the Board delegates administration to the Committee as defined by the 2020 Plan. Awards granted under the 2020 Plan may be incentive stock options, or ISOs, as defined in the Internal Revenue Code of 1986, as amended, or the Code, or stock bonus awards which are awarded to our employees, including officers, who, in the opinion of the Board of Directors or the Compensation Committee, have contributed, or are expected to contribute, materially to our success.

All of our employees and officers are eligible to participate under the 2020 Plan.  A maximum of 5,000,000 shares are available for grant under the 2020 Plan. Under the 2020 Plan, the Board and the Compensation Committee have broad authority to award equity-based compensation arrangements to any eligible employees, officers, or directors of Amerityre.

The following Summary Compensation Table sets forth the aggregate compensation paid or accrued by the Company to the named executive officers, as defined in Regulation S-K Item 402(m)(2) (the “Named Executive Officers”) as of June 30, 2020 and 2019.

Summary Compensation Table

Officer’s Name & Principal Position	Year	Salary (In $) (1)	Bonus (In $)	Stock (In $)(2)(3)	Total (In $)
Michael Sullivan	2020	157,211	33,000	35,165	255,376
CEO (4)	2019	150,000	30,000	32,274	212,274

Lynda Keeton-Cardno	2020	36,000	7,500	1,200	44,700
CFO	2019	36,000	7,500	1,200	44,700

(1)  Annual gross wages.

(2)  Based on the aggregate grant date fair value computed in accordance with ASC 718.

(3)  See Note 4 “Stock Transactions” of the Company’s financial statements as filed on its annual report on Form 10-K on September 11, 2020 for all assumptions made in the valuation of stock awards.

(4) Michael F. Sullivan was first appointed Chief Operating Officer December 1, 2014; then appointed Chief Executive Officer April 1, 2015.

Employment Agreements

On December 18, 2019, Michael F. Sullivan, the Company’s Chief Executive Officer finalized the negotiation of the replacement and extension of his Employment Agreement. Mr. Sullivan’s Employment Agreement replaces the old Employment Agreement and extends his term of employment to December 31, 2020. Mr. Sullivan’s compensation package and other material terms are a summarized below.  See the full agreement as filed as Exhibit 10.1 for Form 8-K, which was filed on December 18, 2019.

●	Termination

If the Company terminates Mr. Sullivan’s employment without cause, Mr. Sullivan shall be entitled to four (4) months severance, which includes four months of the Executive’s Annual Salary, Stock Award, pro rata share of earned Bonus Compensation through the termination date, and four (4) months of the Executive Benefits as full settlement of any sums owed under the Employment Agreement and for any potential actions for breach of the Employment Agreement by the Company.

Under her Employment Agreement with the Company, as amended, Lynda R. Keeton-Cardno devotes 20% of her time to the Company and receives an annual salary of $36,000, renegotiable yearly.  In January 2020, Ms. Keeton-Cardno’s employment agreement was extended for 1 year. With the January 2020 extension, Ms. Keeton-Cardno received a 60,000 share restricted stock grant, which were valued at $0.02 per share, vesting quarterly January 2020 through December 2020. If Ms. Keeton-Cardno is terminated by the Company without cause, if there is a change in majority ownership of the Company resulting in the Company ceasing to be publicly traded, or if her position or duties are changed without prior written agreement, all stock due to Ms. Keeton-Cardno under her Employment Agreement will vest and be issued immediately upon any such event.

The Compensation Committee, at its discretion, may award bonuses to the executive officers of the Company in addition to the terms of the above employment contracts. For the year ended June 30, 2020 the following bonuses were awarded, both payable in cash:

●	Michael F. Sullivan: $33,000.
●	Lynda R. Keeton-Cardno: $7,500.

Grants of Plan Based Awards

The Named Executive Officers received grants of restricted stock described below. In this Proxy Statement, we also describe past grants of restricted stock to our independent directors. When we refer to the phrase “vesting ratably” we mean that the grants vest over time subject to the executive or the director continuing to provide services to us as of each applicable vesting date.

On July 20, 2018, in association with the Company’s year-end close and results, the Compensation Committee of the Board approved a discretionary bonus to the Company’s Chief Executive Officer of which half was paid in stock. This resulted in 375,000 shares of stock being issued in fiscal year 2019.

On September 26, 2018, the Company replaced and extended the Chief Executive Officer’s Employment Agreement.  The Agreement extended his term of employment to December 31, 2019.  Inclusive in this new Agreement is a stock award of 1.98 million shares of the Company’s common stock vesting ratably over 12 months (January 2019 – December 2019), valued at a fixed rate of $0.0163, the closing stock price on September 28, 2018.  As of June 30, 2020, all of these shares have vested and were issued.

On January 2, 2019, 60,000 shares were granted to the Company’s Chief Financial Officer as part of her employment renewal.  The shares are valued at $0.02, the closing stock price as of January 2, 2019 and vest ratably through December 2019.  As of June 30, 2020, all of these shares have vested and were issued.

On December 18, 2019, the Company renewed the Chief Executive Officer’s Employment Agreement.  The new Agreement extends his term of employment to December 31, 2020.  Inclusive in this new Agreement is a stock award of 1.98 million shares of the Company’s common stock vesting ratably over 12 months (January 2020 – December 2020), valued at a fixed rate of $0.0192, the average price per share of the Company’s common stock for the period December 24, 2019 to December 31, 2019. As of June 30, 2020, 990,000 shares of stock vested and were issued.

On January 22, 2020, 60,000 shares of common stock were granted to the Company’s Chief Financial Officer as part of her employment renewal.  The shares are valued as of January 21, 2020 and vest ratably on a quarterly basis through December 2020.  No additional changes were made to her compensation on renewal of her employment. As of June 30, 2020, 30,000 shares of stock vested and were issued.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the Named Executive Officers as of June 30, 2020.

Name	Option Awards			Stock Awards
	No. of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

M. Sullivan(1)	480,000	0.10	12/1/21	990,000	(1)	19,028
	1,440,000	0.10	12/1/20	-		-

L. Keeton-Cardno(2)	-	-	-	30,000	(2)	600

(1)	Vests monthly through December 2020.
(2)	Vests quarterly through December 2020.

Option Exercises and Stock Vested

Pension Benefits and Nonqualified Deferred Compensation

The Company does not provide pension benefits or provide any other qualified retirement plans or non-nonqualified deferred compensation plans for its employees or directors.

DIRECTOR COMPENSATION

The following table sets forth the aggregate compensation paid or accrued by the Company to the Directors for the fiscal year ended June 30, 2020.

Name	Stock Awards (In $)(1)	Total (In $)
Terry Gilland	3,125	3,125
George Stoddard	1,875	1,875
David Clark	2,325	2,325
David Hollister	1,875	1,875

(1) Represents shares of common stock granted in January 2020 vesting ratably on a monthly basis over the January 2020 – November 2020 period.

Grants to Independent Directors

The grants to our independent directors described below were all under our 2017 Plan or our 2019 Plan.

As of November 28, 2018, 350,000 shares were granted to the Company’s Board of Director’s as Board compensation for the term ending November 2019.  Each non-executive Board member receives 75,000 shares, with the Audit Committee Chair receiving 125,000 shares.  The shares vest ratably December 2018 – November 2019, valued at $0.02 the closing stock price on November 28, 2018.  As of June 30, 2020, all of these shares have vested and were issued.

On January 24, 2020, 460,000 shares of common stock were granted to the Company’s Board members as compensation for the term ending November 2020.  Each non-executive Board member receives 93,750 shares, with the Audit Committee Chair receiving 156,250 shares and the Compensation Committee Chair receiving 116,250 shares.  The shares vest ratably on a monthly basis over the January 2020 – November 2020 period. The shares are valued at $0.02, the closing price per share of our common stock on January 24, 2020. As of June 30, 2020, 230,000 shares of stock vested and were issued.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or any other change in our corporate structure affecting common stock, or a sale by us of all or a substantial part of its assets, or any distribution to stockholders other than a cash dividend, our Board of Directors will make appropriate adjustment in the number and kind of shares authorized by the 2019 Plan, and any adjustments to outstanding awards as it deems appropriate.  However, no fractional shares of common stock will be issued pursuant to any such adjustment, and the fair market value of any fractional shares resulting from adjustments will be paid in cash to the awardee.

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Common stock

The following table set forth as of September 30, 2020, the name and address and the number of shares of our common stock held of record or beneficially by each person or entity who held of record, or was known by us to own beneficially, more than five percent of our issued and outstanding common stock, and the name and shareholdings of each director and Named Executive Officer as defined by Item 402 of Regulation S-K, and of all officers and directors as a group.  In determining the number of shares beneficially owned by a person, options or warrants to purchase common stock held by that person that are currently exercisable, or become exercisable within 60 days following, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.  We believe that all of the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

Security Ownership of Certain Beneficial Owners
Name	Amount of Common Stock Beneficially Owned(1)	Percentage of Class(2)

Michael F. Sullivan, CEO and Chairman of the Board (3)	9,672,581	13.6%
Terry Gilland, Director (4)	415,208	0.6%
George Stoddard, Director (5)	263,125	0.4%
David Clark, Director (6)	281,875	0.4%
David Hollister, Director (7)	263,125	0.4%
Lynda R. Keeton-Cardno, CFO	477,500	0.7%
Total beneficial ownership of all officers and directors as a group (6 persons) (8)	11,373,414	16.0%

Shelton Core Value Fund (9)	20,000,000	28.2%

(1) All shares owned directly are owned beneficially and of record and such stockholder has sole voting, investment, and dispositive power, unless otherwise noted. Also includes director shares earned but not issued as of this filing. This table does not include any unvested stock options except for those vesting within 60 days. All addresses are c/o Amerityre Corporation, 1501 Industrial Road, Boulder City, Nevada 89005.

(2) Applicable percentages are based on 71,006,201 shares of common stock outstanding as of September 30, 2020. Includes shares of common stock and options underlying common stock as of that date

(3) Mr. Sullivan’s beneficial ownership consists of 7,752,581 shares of common stock and 1,920,000 common stock options. Does not include 330,000 unvested shares. Mr. Sullivan is a director, Named Executive Officer, and beneficial owner of more than five percent of the Company’s securities, but is listed only once in the above table in accordance with SEC Rules and guidance.

(4) Mr. Gilland’s beneficial ownership consists of 415,208 shares of common stock. Does not include 26,042 unvested shares.

(5) Mr. Stoddard’s beneficial ownership consists of 263,125 shares of common stock. Does not include 15,625 unvested shares.

(6) Mr. Clark’s beneficial ownership consists of shares 281,875 of common stock. Does not include 19,375 unvested shares.

(7) Mr. Hollister’s beneficial ownership consists of 263,125 shares of common stock Does not include 15,625 unvested shares.

(8) Lynda Keeton-Cardno’s beneficial ownership consists of 477,500 shares of common stock. Does not include 10,000 unvested shares.

(9) Shelton Core Value Fund converted 2,000 Preferred Shares into 20,000,000 common stock in May 2020 in association with the terms of the Company’s 2013 Series Convertible Preferred Stock designation.

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2020 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Performance Units A	Weighted-Average Exercise Price of Outstanding Options, Restricted Stock Units and Performance Units B	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans C
Equity compensation plans approved by security holders (1)	500,000	$0.17	-
Equity compensation plans not approved by security holders (2)	2,370,000	$0.10	481,000
Total	2,870,000		481,000

(1)	Represents shares issued under an expired 2005 plan, which was previously approved by stockholders. This plan had a 10 year life and expired July 2015.
(2)	Represents shares underlying the Company’s 2017 Plan.

FINANCIAL AND OTHER INFORMATION

The Company’s most recent audited financial statements and other information are contained in the Company’s annual report on Form 10-K for the period ending June 30, 2020. Such reports, once filed, are available to stockholders through the Company’s website at http://www.amerityre.com which directs readers to SEC’s EDGAR website at http://www.sec.gov, and upon written request addressed to the Company at the Company’s executive offices.

STOCKHOLDER PROPOSALS

No proposals have been submitted by stockholders of the Company for consideration at the Annual Meeting.  It is anticipated that the next annual meeting of stockholders will be held during December 2021.  Stockholders who, in accordance with Rule 14a-8 of the Exchange Act wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at our principal executive offices no later than the close of business on June 30, 2021, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the articles of incorporation and bylaws of the Company.  As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Stockholder proposals and director nominations for our 2021 Annual Meeting not intended for inclusion in the proxy materials for the meeting must be delivered to our principal executive offices no earlier than July 15, 2021 and no later than August 19, 2021 to be considered timely.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers and 10 percent stockholders, which we refer to as “reporting persons”, to file with the SEC initial reports of ownership and changes in ownership of our common stock.  Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.  To our knowledge, based solely on our review of the copies of such reports received or written representations from certain reporting persons that no other reports were required, we believe that during our fiscal year ended June 30, 2020 all reporting persons filed all such reports and that all reports were filed timely.

CODE OF ETHICS

We have adopted a Code of Business Conduct (the “Code”) that applies to all our directors, officers and employees.  A copy of the Code will be provided free of charge upon written request to our Secretary at the address shown on the cover page of this proxy statement and is accessible, free of charge at our website, www.amerityre.com.  If we grant waivers from or make amendments to the Code that are required to be disclosed pursuant to the Exchange Act or applicable listing requirements, we will make those disclosures on our website within four business days following the date of such waiver or amendment.

OTHER MATTERS

Management does not know of any business other than referred to in the Notice which may be considered at the meeting.  If any other matters should properly come before the Annual Meeting, such matters will be properly addressed and resolved and those in attendance will vote on such matters in accordance with their best judgment.

AMERITYRE CORPORATION

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Michael F. Sullivan

Michael F. Sullivan, Chief Executive Officer

Boulder City, Nevada

October 23, 2020

YOUR VOTE IS IMPORTANT.  PLEASE MAKE SURE TO VOTE YOUR SHARES BY PROMPTLY VOTING AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

[PROXY CARD]

PROXY

AMERITYRE CORPORATION

Annual Meeting of Stockholders

December 2, 2020

At 10 AM local time

This Proxy is Being Solicited by the Board of Directors

The undersigned hereby appoints Michael F. Sullivan, proxy, with full power of substitution, to vote the voting shares of Amerityre Corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held in the Company’s manufacturing plant at 1501 Industrial Road, Boulder City Nevada 89005, on Wednesday, December 2, 2020, or any adjournment(s) thereof, such proxies being directed to vote as specified below.  If no instructions are specified, such proxy will be voted “FOR” each proposal.  If any other business is presented at the Annual Meeting, this proxy will be voted in accordance with the determination of a majority of the Board of Directors.

To vote in accordance with the Board of Directors’ recommendations, sign below.  The “FOR” boxes may, but need not, be checked.  To vote against any of the recommendations, check the appropriate box(es) marked “AGAINST” below.  To withhold authority for the proxies to vote for any of the recommendations, check the appropriate box(es) marked “WITHHOLD AUTHORITY” below.

The Board of Directors recommends votes “FOR” the following proposals, each of which has been proposed by the Board of Directors:

1. Elect each of the following nominees as directors to serve until the 2021 Annual Meeting of Stockholders.  To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the lines below.

Michael F. Sullivan	Terry Gilland	George Stoddard	David Clark	David Hollister

FOR ☐	AGAINST ☐	FOR ALL EXCEPT ☐	WITHHOLD AUTHORITY ☐

__________________ __________________ __________________ __________________

2. Ratify the appointment of Haynie & Company PC as independent public accountants.

FOR ☐	AGAINST ☐	WITHHOLD AUTHORITY ☐

Please print your name and sign exactly as your name appears in the records of the company.   When shares are held by joint tenants, both should sign.  When signing as an executor, administrator, attorney, trustee or guardian, please give your full title as such.  If the signer is a company, please provide the full name of the company and a signature from a duly authorized officer, giving the officer’s full title as such.  If your shares are held at a brokerage house, please indicate in the space provided the name of the brokerage house and the number of shares held.

Name of Brokerage	Number of Shares
House [If Applicable]	Beneficially Held
_________________________________	_______________________________

Date:
__________________________________	_______________________________
Signature	Signature (if held jointly)